UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
Filed by the Registrant [X]    Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to §240.14a-12
INTL FCStone Inc.
(Name of Registrant as Specified in Its Charter)
(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check the appropriate box):
[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)    Title of each class of securities to which transaction applies:
2)    Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)    Proposed maximum aggregate value of transaction:
5)    Total fee paid:
[ ]    Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)    Amount previously paid:
2)    Form, Schedule or Registration Statement No.:
3)    Filing Party:
4)    Date Filed:

INTL FCSTONE INC.

708 Third Avenue
Suite 1500
New York, New York 10017

January 4, 2018
Dear Shareholders:
You are cordially invited to attend the annual meeting of shareholders of INTL FCStone Inc. to be held at The Alfond Inn at 300 E. New England Avenue, Winter Park, Florida on Wednesday, February 14, 2018 at 10:00 a.m. (Eastern Standard Time). At the meeting, shareholders will be asked to vote on the election of ten Directors; the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the Company's 2018 fiscal year; an advisory vote on executive compensation, and to transact such other business as may properly come before the meeting.
Again this year we are using the "Notice and Access" method of providing proxy materials to you via the Internet. This process provides you with a convenient and quick way to access your proxy materials and vote your shares, while also conserving resources and reducing the costs of printing and mailing the proxy materials. On or about January 4, 2018, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2017 Annual Report online and how to vote via the Internet. The Notice also contains instructions on how to receive a paper copy of the proxy materials and our 2017 Annual Report.
The Notice of Annual Meeting of Shareholders and the Proxy Statement that accompany this letter provide detailed information concerning the matters to be considered at the meeting.
Your vote is important. I urge you to vote as soon as possible, whether or not you plan to attend the annual meeting. Thank you for your continued support of INTL FCStone Inc.
Sincerely,
John Radziwill
Chairman

Notice of Annual Meeting of Shareholders
Wednesday, February 14, 2018
10:00 a.m. Eastern Standard Time
The Alfond Inn, 300 E. New England Avenue, Winter Park, Florida
TO THE SHAREHOLDERS OF INTL FCSTONE INC.
The annual meeting of the shareholders of INTL FCStone Inc., a Delaware corporation (the "Company" or “INTL FCStone”), will be held on Wednesday, February 14, 2018, at 10:00 a.m. Eastern Standard Time at The Alfond Inn at 300 E. New England Avenue, Winter Park, Florida, for the following purposes:

1.	To elect ten Directors;

2.	To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the 2018 fiscal year;

3.	To consider an advisory vote on executive compensation; and

4.	To transact such other business as may properly come before the meeting.
The Board of Directors has fixed the close of business on December 22, 2017 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting.
Pursuant to the rules of the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, beginning on or about January 4, 2018, a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners as of the record date. As of the date of mailing of the Notice of Internet Availability of Proxy Materials, all shareholders and beneficial owners will have the ability to access all of the Proxy Materials on a website referenced in the Notice of Internet Availability of Proxy Materials.
The Notice of Internet Availability of Proxy Materials also contains a toll-free telephone number, an e-mail address, and a website where shareholders can request a paper or e-mail copy of the Proxy Statement, our 2017 Annual Report, and a form of proxy relating to the Annual Meeting. These materials are available free of charge. The Notice also contains information on how to access and vote the form of proxy.
Even if you plan to attend the annual meeting in person, we request that you vote by one of the methods described in the proxy notification and thus ensure that your shares will be represented at the annual meeting if you are unable to attend.
If you fail to vote, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the annual meeting. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy and vote in person.
January 4, 2018
New York, New York
By order of the Board of Directors,
SEAN M. O'CONNOR
Chief Executive Officer and President

INTL FCSTONE INC.
PROXY STATEMENT
2018 Annual Meeting of Shareholders
GENERAL
The proxy is solicited on behalf of the Board of Directors of INTL FCStone Inc., a Delaware corporation (the "Company"), for use at the annual meeting of shareholders to be held on Wednesday, February 14, 2018, at 10:00 a.m. (Eastern Standard Time), or at any adjournment or postponement of the meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting. The annual meeting will be held at The Alfond Inn at 300 East New England Avenue, Winter Park, Florida. The Company intends to mail its Notice of Internet Availability of Proxy Materials and provide access to a website as referenced within its Notice of Internet Availability on or about January 4, 2018 to all shareholders entitled to vote at the annual meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
When and where will the annual meeting take place?
The annual meeting will be held on February 14, 2018 at 10:00 a.m. (Eastern Standard Time), at The Alfond Inn at 300 East New England Avenue, Winter Park, Florida.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of the proxy materials?
The "Notice and Access" rules of the Securities and Exchange Commission (the "SEC") permit us to furnish proxy materials, including this proxy statement and our Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will receive a Notice of Internet Availability of Proxy Materials (the "Notice") and will not receive printed copies of the proxy materials unless they request them. The Notice will be mailed beginning on or about January 4, 2018. The Notice includes instructions on how you may access and review all of our proxy materials via the Internet. The Notice also includes instructions on how you may vote your shares. If you would like to receive a paper or e-mail copy of our proxy materials, you should follow the instructions in the notice for requesting such materials. Any request to receive proxy materials by mail or e-mail will remain in effect until you revoke it.
Can I vote my shares by filling out and returning the Notice?
No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet or how to request a paper proxy card.
Why did I receive this proxy statement?
You received this proxy statement because you held shares of the Company's common stock on December 22, 2017 (the "Record Date") and are entitled to vote at the annual meeting. The Board of Directors is soliciting your proxy to vote at the meeting.
What am I voting on?
You are being asked to vote on three items:

1.	The election of ten Directors (see page 9);

2.	The ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the 2018 fiscal year (see page 26); and

3.	An advisory vote on executive compensation (see page 28).

How do I vote?
Shareholders of Record
If you are a shareholder of record, there are four ways to vote:

•	By toll free telephone at 1-800-652-8683.

•	By internet at www.envisionreports.com/INTL

•	If you request printed copies of the proxy materials, you may vote by proxy by completing and returning your proxy card in the postage-paid envelope provided by the Company; or

•	By voting in person at the meeting.
Street Name Holders
Shares which are held in a brokerage account in the name of the broker are said to be held in "street name."
If your shares are held in street name, you should follow the voting instructions provided by your broker. If you requested printed copies of the proxy materials, you may complete and return a voting instruction card to your broker, or, in many cases, your broker may also allow you to vote via the telephone or Internet. Check your notice from your broker for more information. If you hold your shares in street name and wish to vote at the meeting, you must obtain a legal proxy from your broker and bring that proxy to the meeting.
Regardless of how your shares are registered, if you request printed copies of the proxy materials, complete and properly sign the accompanying proxy card and return it to the address indicated, it will be voted as you direct.
What is the deadline for voting via Internet or telephone?
Internet and telephone voting is available through 11:59 p.m. (Eastern Standard Time) on Tuesday, February 13, 2018 (the day before the annual meeting).
What are the voting recommendations of the Board of Directors?
The Board of Directors recommends that you vote in the following manner:

1.	FOR each of the persons nominated by the Board of Directors to serve as Directors;

2.	FOR the ratification of the appointment of KPMG LLP as independent registered public accounting firm for the 2018 fiscal year; and

3.
FOR the approval of the compensation of the Company's named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this Proxy Statement.

Unless you give contrary instructions in your proxy, the persons named as proxies will vote your shares in accordance with the recommendations of the Board of Directors.
Will any other matters be voted on?
We do not know of any other matters that will be brought before the shareholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your proxy would authorize the Chairman and the Chief Executive Officer of the Company to vote on such matters in their discretion.
Who is entitled to vote at the meeting?
Only shareholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting, or any postponement or adjournment of the meeting.
How many votes do I have?
You will have one vote for each share of the Company's common stock that you owned on the Record Date.
How many votes can be cast by all shareholders?
The Company had 18,802,759 outstanding shares of common stock on the Record Date. Each of these shares is entitled to one vote. There is no cumulative voting.
How many votes must be present to hold the meeting?

The holders of a majority of the Company's common stock outstanding on the Record Date must be present at the meeting in person or by proxy to fulfill the quorum requirement necessary to hold the meeting. This means at least 9,401,380 shares must be present in person or by proxy.
If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will also be counted in determining the quorum. A broker non-vote occurs when a bank or broker holding shares in street name submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.
We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.
What vote is required to approve each proposal?
For the election of Directors (Proposal No. 1), the affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the meeting is required. A proxy that has properly withheld authority with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for the purposes of determining whether there is a quorum.
For the ratification of the appointment of KPMG LLP (Proposal No. 2), the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote at the meeting will be required for approval. An abstention with respect to this proposal will be counted for the purposes of determining the number of shares entitled to vote that are present in person or by proxy. Accordingly, an abstention will have the effect of a negative vote.
For the advisory vote on executive compensation (Proposal No. 3), the resolution will be approved if a majority of the shares represented in person or by proxy and entitled to vote at the meeting are cast in favor of the compensation. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Can I change my vote?
Yes. If you are stockholder of record, you may change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can submit new proxy instructions either on a new proxy card, by telephone or via the Internet. Third, you can attend the meeting, and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.
Who may attend the annual meeting?
Any person who was a shareholder of the Company on December 22, 2017 may attend the meeting. If you own shares in street name, you should ask your broker or bank for a legal proxy to bring with you to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement so that we can verify your ownership of our stock and admit you to the meeting. However, you will not be able to vote your shares at the meeting without a legal proxy.
What happens if I sign and return the proxy card but do not indicate how to vote on an issue?
If you return a signed proxy card without indicating your vote, your shares will be voted as follows:

•	FOR each of the nominees for Director named in this proxy statement;

•	FOR ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the 2018 fiscal year; and

•
FOR the approval of the compensation of the Company's named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this Proxy Statement.

Who can help answer my questions?
If you are an INTL FCStone Inc. shareholder, and would like additional copies, without charge, of this proxy statement or if you have questions about the annual meeting, including the procedures for voting your shares, you should contact:
David A. Bolte
Corporate Secretary
1251 NW Briarcliff Parkway, Suite 800
Kansas City, Missouri 64116
(515) 223-3797

PROPOSAL 1 - ELECTION OF DIRECTORS
The restated certificate of incorporation of the Company provides that the Company will have a Board of Directors consisting of nine members commencing at the 2013 annual meeting of shareholders, and further provides that the number of Directors may thereafter be increased or decreased by resolution of the Board of Directors.
The Nominating & Governance Committee of the Company has nominated and the Board of Directors has approved the nominations of ten persons to serve as Directors until the 2019 annual meeting, or until each Director's successor is elected and qualified, or until the death or resignation of a Director. Each of the nominees has agreed to serve if elected.
The nominees are as follows:

Name of Nominee	Age	Director Since

Paul G. Anderson	65	2009
Scott J. Branch	55	2002
John Fowler	68	2005
Edward J. Grzybowski	64	2014
Daryl K. Henze	75	2009
Steven Kass	61	2018
Bruce W. Krehbiel	64	2009
Sean M. O'Connor	55	2002
Eric Parthemore	68	2009
John Radziwill	70	2002
The background of each nominee for Director is as follows:
Paul G. Anderson was elected as a Director of the Company on October 1, 2009, following the merger with FCStone Group, Inc. ("FCStone"), and was appointed President of the Company on October 5, 2009. Mr. Anderson retired as President of the Company on October 1, 2012 and served as a consultant to the Company during fiscal year 2013. Mr. Anderson had been employed by FCStone since 1987 and had served as its President and Chief Executive Officer since 1999. He also served as a Director of FCStone from 2006 until the merger with the Company. Mr. Anderson is the past President of the Kansas Cooperative Council and past founding Chairman of the Arthur Capper Cooperative Center at Kansas State University. Mr. Anderson is a past member of the National Council of Farmer Cooperatives, the National Feed and Grain Association and several other state associations. He was inducted into the Kansas Cooperative Hall of Fame in 2012.
The Board believes that Mr. Anderson's strong leadership skills and knowledge of the Company, in particular with respect to the products and services provided by the various FCStone segments, is valuable to the Board. In addition to his other skills and qualifications, Mr. Anderson's former position as President serves as a valuable link between the management, operations and vision of the Company and the Board of Directors, allowing the Board to perform its oversight role with the benefit of management's perspective on business and strategy, along with an unequaled knowledge of the core risk management services provided to a significant portion of the Company's customer base.
Scott J. Branch was elected to the Board of Directors of the Company in December 2002. Mr. Branch was appointed the President of the Company in May 2013 and served in that capacity until his retirement as President on October 1, 2015. He retired from employment by the Company on December 31, 2016. Prior to May 2013 he served as Chief Operating Officer of the Company following the merger with FCStone in October 2009. He also served as President of the Company from 2002 until October 2009. Mr. Branch was General Manager of Standard Bank London, Ltd. from 1995 until 2002. During this period, he also served in other capacities for Standard Bank, including management of its banking and securities activities in the Eastern Mediterranean Region and management of its forfaiting and syndications group.
The Board believes that Mr. Branch's strong leadership skills, extensive financial experience, and knowledge of the Company, its products and services is valuable to the Board. In 2002, Mr. Branch made a significant equity investment in the Company and since that time has been instrumental in guiding the Company's successful strategy and growth. In addition to his other skills and qualifications, Mr. Branch's recent service as President provides a valuable link between the management and operations of the Company and the Board of Directors, allowing the Board to perform its oversight role with the benefit of management's perspective on business and strategy.

John M. Fowler was elected as a Director of the Company in 2005. Mr. Fowler, an attorney by training, has since 1998 been a private investor, financial consultant and adviser. From 1996 to 1998, Mr. Fowler was the Chief Financial Officer, Executive Vice President and Director of Moneygram Payment Systems, Inc. He also served as Chief Administrative Officer and Executive Vice President of then Travelers Group, Inc. (now Citigroup, Inc.) from 1986 to 1994. Mr. Fowler has served as General Counsel of the U.S. Department of Transportation, as a Director of Amtrak, as Chairman and Chief Executive Officer of Gulf Insurance Co., as a Director of Transatlantic Re (a reinsurance company), and as a Director of and Chairman of the Compensation Committee of Air Express International.
Mr. Fowler brings to the Board, among other skills and qualifications, significant management experience and knowledge in the areas of finance, accounting, legal and executive compensation. His previous positions also afford him a wealth of experience in the operation and management of a public company in the financial services sector, as well as substantial experience in regulatory affairs and governmental relations.
Edward J. Grzybowski was elected as a Director of the Company on August 8, 2014. Mr. Grzybowski served as Chief Investment Officer of TIAA-CREF from March 2006 to March 2012, where he was responsible for setting investment strategy. He also served as Chairman of the Investment Management Committee of TIAA, the Investment Management Committee of CREF, was a voting member of the Asset Liability Committee of TIAA and the Risk Management Committee of TIAA, and served as a board member of the affiliated brokerage company. Mr. Grzybowski also serves on the Board of Directors of Financial Guaranty Insurance Company.
Mr. Grzybowski brings to the Board, among other skills and qualifications, significant investment experience in fixed income assets, equities and derivatives, along with significant experience and knowledge in the areas of strategic planning and agribusiness. Mr. Grzybowski also collaborated with the TIAA-CREF risk department in setting risk parameters for the various asset classes as well as companies and subsidiaries, and interfaced with representatives from assorted financial regulators. In addition, his previous positions afford him a unique insight into the institutional analysis of a public company in the financial services sector such as INTL FCStone Inc.
Daryl Henze was elected as a Director of the Company on October 1, 2009, following the merger with FCStone. From November 2006 until the merger, he served as a Director of FCStone. He also served as the chairman of the audit committee of FCStone. Mr. Henze is a consultant in the area of finance and accounting. He spent 36 years with the accounting firm KPMG LLP before his retirement in 2001, including 28 years as an audit partner. Mr. Henze serves on the Board of Directors of Wellmark, Inc. and is Lead Director, Chairman of its Audit Committee, Chairman of its Governance Committee, and a member of its Human Resources and Finance Committees. Mr. Henze also serves on the Boards of two private companies. He has previously served as president of the Minnesota State University-Mankato Alumni Association, as a member of the Board of Directors of the Minnesota State University-Mankato Foundation and is a current member of its Audit Committee. Mr. Henze is on the Iowa State University Foundation Board of Governors and is on the Board of Directors of the Iowa Society of CPA's Educational Foundation. He is a past president of the Iowa Society of Certified Public Accountants and served on the Iowa Accountancy Examining Board for nine years.
Mr. Henze brings to the Board, among other skills and qualifications, significant knowledge in the areas of finance, accounting, internal audit and Sarbanes-Oxley compliance. In addition, as a Board member of Wellmark, Inc., Mr. Henze is able to provide knowledge and insight into the insurance and employee benefits industry at a time when the Company's employee benefit costs are impacted by health care and insurance requirements.
Steven Kass is being nominated to join the Board of Directors at this annual meeting of shareholders. Mr. Kass is presently a consultant to professional service firms with a focus on leadership, organizational culture, business strategy, human capital and corporate governance. He spent 33 years with the accounting firm Rothstein Kass before his retirement as Chief Executive Officer in June 2014. During his tenure as CEO, Rothstein Kass grew organically to become the 20th largest accounting firm in the United States. After the acquisition of Rothstein Kass by KPMG in June 2014, Mr. Kass served as senior partner and global lead of the alternative investment globalization effort at KPMG, retiring from KPMG in September 2016. Mr. Kass was Chairman of the Audit Committee and a member of the Board of Directors of Sun Bancorp, Inc. from 2012 to 2014, and was a member of the Board of Directors of AGN International from 1998 to 2014, serving as Global Chairman of the Board from 2001-2003.
Mr. Kass brings to the Board, among other skills and qualifications, significant knowledge in the areas of finance, accounting, internal audit, risk management, corporate governance and Sarbanes-Oxley compliance. In addition, as CEO of Rothstein Kass during its sale to KPMG and subsequent integration, Mr. Kass is able to provide knowledge and insight into the successful integration of professional service organizations.
Bruce W. Krehbiel was elected as a Director of the Company on October 1, 2009, following the merger with FCStone. From 1988 until the merger, he served as a Director of FCStone, including service as its Chairman and a member of its Board's Executive Committee. Mr. Krehbiel is the manager of Kanza Cooperative Association in Iuka, Kansas, and has worked for Kanza

Cooperative Association since 1986. Mr. Krehbiel serves as Vice-Chairman of Countryside Feed, L.L.C. in Hillsboro, Kansas, and has held Director positions on the boards of the Midwest Chapter of the National Society of Accountants for Cooperatives, CenKan, LLC, and Agri-Business Benefit Group.
Mr. Krehbiel brings to the Board, among other skills and qualifications, significant management experience and knowledge in the areas of accounting, risk management similar to a significant portion of the Company's existing customer base, and services sought by that customer base. In addition, as the former Chairman of the Board of FCStone, Mr. Krehbiel is able to provide knowledge, guidance and insight into the multiple operations comprising the Company.
Sean M. O'Connor joined the Company in October 2002 as Chief Executive Officer and was appointed as President in October 2015. In December 2002, he was elected to the Board of Directors. From 1994 until 2002, Mr. O'Connor was Chief Executive Officer of Standard New York Securities, a division of Standard Bank. From 1999 until 2002, Mr. O'Connor also served as Executive Director of Standard Bank London, Ltd., a United Kingdom bank and subsidiary of the Standard Bank of South Africa.
The Board believes that Mr. O'Connor's strong leadership skills, extensive financial experience, and knowledge of the Company, its products and services is valuable to the Board. In 2002, Mr. O'Connor made a significant equity investment in the Company and since that time has led the Company and guided its successful strategy and growth. In addition to his other skills and qualifications, Mr. O'Connor's position as Chief Executive Officer and President serves as a valuable link between the management and vision of the Company and the Board of Directors, allowing the Board to perform its oversight role with the benefit of management's perspective on business, strategy and opportunities.
Eric Parthemore was elected as a Director of the Company on October 1, 2009, following the merger with FCStone. He had previously served as a Director of FCStone since 1996, as Vice Chairman of FCStone since January 2007, and as a member of its Board's Executive Committee. He served as the Secretary and Treasurer of FCStone until January 2007. Mr. Parthemore recently retired as the President and Chief Executive Officer of Heritage Cooperative, Inc. in West Mansfield, Ohio. He held that position since September 2009 and had served in the same capacity with its predecessor company since 1996. Mr. Parthemore was appointed in January 2004 to serve on the Ohio Agricultural Commodity Advisory Commission by the Secretary of Agriculture in the State of Ohio and served on this Commission until 2015. In 2009 Mr. Parthemore was selected to serve on the National Grain Car Council of the Surface Transportation Board, an agency of the US Department of Transportation.
Mr. Parthemore brings to the Board, among other skills and qualifications, significant management experience and knowledge in the areas of risk management similar to a significant portion of the Company's existing customer base, and services sought by that customer base. In addition, as the CEO of a large grain and supply cooperative involved in multiple mergers with similar organizations, Mr. Parthemore is able to provide knowledge, guidance and insight into successfully integrating the operations of multiple organizations at a time when the Company is also in the process of integrating multiple organizations.
John Radziwill was elected as a Director of the Company in 2002 and serves as Chairman of the Board. Mr. Radziwill is currently a Director of Goldcrown Group Limited, Oryx International Growth Fund Limited, Fifth Street Capital (BVI) and Netsurion LLC (formerly VendorSafe Technologies Inc.). In the past five years, he has also served as a Director of PingTone Communications, Inc., Baltimore Capital Plc, Lionheart Group, Inc., USA Micro Cap Value Co. Ltd, Acquisitor Plc and Acquisitor Holdings (Bermuda) Ltd. Mr. Radziwill is a member of the Bar of England and Wales.
Mr. Radziwill brings to the Board, among other skills and qualifications, significant management experience and knowledge in the areas of finance, accounting, and institutional investing, in particular in the small capitalization sector. In 2002, Mr. Radziwill, together with Mr. O'Connor and Mr. Branch, made a significant equity investment in the Company and, as an independent Director of the Company, has been closely involved in its development and growth. In addition, his background and current positions afford him the ability to bring an international perspective to the Board. This insight will be increasingly valuable as the Company continues to expand its international operations.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE.

THE BOARD OF DIRECTORS AND ITS COMMITTEES
The Company's Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall management of the Company. In addition to considering various matters which require its approval, the Board of Directors provides advice and counsel to, and ultimately monitors the performance of, the Company's senior management.
There are four standing committees of the Board of Directors-the Audit Committee, the Compensation Committee, the Nominating & Governance Committee and the Risk Committee. Committee assignments are re-evaluated annually and approved during the Board meeting that follows the annual meeting of shareholders. The Board of Directors has adopted charters for all of its standing Committees. Copies of these charters can be found on the Company's website at www.intlfcstone.com.
During the fiscal year ended September 30, 2017, the Board of Directors held eight meetings. Each Director attended at least 75% of the total number of regular meetings of the Board. In addition, each Director attended at least 75% of the Board committee meetings of which he was a member in 2017.
The Company has adopted a formal policy regarding attendance by members of the Board of Directors at the Company's annual meeting of shareholders and at scheduled meetings of the Board of Directors. This policy is as follows:
Attendance of Directors at Meetings
The Board of Directors currently holds regularly scheduled meetings and calls for special meetings as necessary. Meetings of the Board may be held telephonically. Directors are expected to attend all Board meetings and meetings of the Committees of the Board on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their duties.
Directors are also expected to attend the annual meeting of shareholders. The Board believes that Director attendance at shareholder meetings is appropriate and can assist Directors in carrying out their duties. When Directors attend shareholder meetings, they are able to hear directly shareholder concerns regarding the Company. It is understood that special circumstances may occasionally prevent a Director from attending a meeting.
Eight of nine of the Company's current Directors attended the 2017 annual meeting of the shareholders on February 23, 2017.
Audit Committee
The Audit Committee meets at least quarterly with the Company's management and independent accountants to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements, select and engage the independent accountants, assess the adequacy of the Company's staff, management performance and procedures in connection with financial controls and receive and consider the accountants' comments on the Company's internal controls. The members of the Audit Committee during the 2017 fiscal year were: Daryl Henze (Chairman), Bruce Krehbiel and Edward Grzybowski. The Audit Committee met six times during the 2017 fiscal year.
The Board has determined that at least one member of the Audit Committee who served during the Company's 2017 fiscal year, namely the Chairman of the Committee, Mr. Henze, is an "audit committee financial expert" within the meaning of Item 407(d)(5) of SEC Regulation S-K.
Compensation Committee
The Compensation Committee makes determinations concerning salaries and incentive compensation and otherwise determines compensation levels for the Company's executive officers and other key employees and performs such other functions regarding compensation as the Board may delegate. The members of the Compensation Committee during the 2017 fiscal year were: John M. Fowler (Chairman), Eric Parthemore and Paul Anderson. The Compensation Committee met six times during the 2017 fiscal year.
The Compensation Committee administers the Company's stock option or other equity-based plans, including the review and grant of stock options or restricted stock to all eligible employees under the Company's existing plans, including a requirement that all restricted stock and options awards shall be subject to a minimum vesting period of three years, with one-third of the award vesting on each of the first, second and third anniversaries of the award, and subject to the provisions as specified with greater particularity in the Company's Restricted Stock Plan and the Company's Stock Option Plan as currently applicable.
The Compensation Committee also administers the Company's stock option or other equity-based plans to ensure that there shall be no repricing of restricted stock or options once awarded, nor shall a buyout of underwater options be allowed.
Risk Committee
The Risk Committee meets at least quarterly to oversee the Company's risk management processes. This includes working with management to determine and assess the Company's philosophy and strategy towards risk management and mitigation. Management is responsible for the day-to-day management of risk under the direction of the Chief Risk Officer and the Risk department. Management and the Chief Risk Officer reports regularly to the Risk Committee on current and emerging risks and the Company's approach to avoiding and mitigating risk exposure. The Risk Committee reviews the Company's most significant risks and whether management, including the Risk department of the Company, is responding consistently within the Company's overall risk management and mitigation strategy. The members of the Risk Committee during the 2017 fiscal year were: Edward Grzybowski (Chairman), Daryl Henze and Paul Anderson. The Risk Committee met four times during the 2017 fiscal year.

Nominating & Governance Committee
The Nominating & Governance Committee reviews and evaluates the effectiveness of the Company's executive development and succession planning processes, and also provides active leadership and oversight of these processes. Additionally, the Nominating & Governance Committee evaluates and recommends nominees for membership on the Company's Board of Directors and its committees and develops and recommends to the Board a set of effective corporate governance policies and procedures.
The members of the Nominating & Governance Committee during the 2017 fiscal year were: Eric Parthemore (Chairman), John M. Fowler and Bruce Krehbiel. The Committee met six times during the 2017 fiscal year.
In September 2005, the Board of Directors adopted a formal policy concerning shareholder recommendations for candidates as nominees to the Board of Directors. The policy has been incorporated into the charter of the Nominating & Governance Committee which is posted on the Company's website. The policy is as follows:
The Nominating & Governance Committee is charged with recommending to the entire board a slate of Director nominees for election at each annual meeting of the shareholders. Candidates for Director nominees are selected for their character, judgment and business experience.
The Committee will consider recommendations from the Company's shareholders when establishing the slate of Director nominees to be submitted to the entire Board. Such recommendations will be evaluated by the Committee using the same process and criteria that are used for recommendations received from Directors and executive officers. The Committee will consider issues of diversity, experience, skills, familiarity with ethical and corporate governance issues which the Company faces in the current environment, and other relevant factors. The Committee will make these determinations in the context of the perceived needs of the Company at the time.
Procedures by which Shareholders may Submit Nominees for Director
For a shareholder to recommend a Director nominee to the Committee, the shareholder should send the recommendation to the Chairman of the Nominating & Governance Committee, c/o Corporate Secretary, INTL FCStone Inc., 1251 NW Briarcliff Parkway, Suite 800, Kansas City, Missouri 64116. The recommendation should include (a) the name, address and telephone number of the potential nominee; (b) a statement regarding the potential nominee's background, experience, expertise and qualifications; (c) a signed statement from the potential nominee confirming his or her willingness and ability to serve as a Director and abide by the corporate governance policies of the Company (including its Code of Ethics) and his or her availability for a personal interview with the Committee; and (d) evidence establishing that the person making the recommendation is a shareholder of the Company.
Recommendations which comply with the foregoing procedures and which are received by the Corporate Secretary before September 1 in any year will be forwarded to the Chairman of the Nominating & Governance Committee for review and consideration by the Committee for inclusion in the slate of Director nominees to be recommended to the entire Board for presentation at the annual meeting of shareholders in the following year. In evaluating Director nominees, the Nominating & Governance Committee considers the following factors:

•	the appropriate size of the Company's Board of Directors;

•	the needs of the Company with respect to the particular talents and experience of its Directors;

•
the knowledge, skills and experience of nominees, including experience in commodities and securities markets, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	familiarity with national and international business matters;

•	experience with accounting rules and practices; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh and diverse perspectives provided by new members.
The Nominating & Governance Committee's goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience.
Other than the foregoing, there are no stated minimum criteria for Director nominees, although the Nominating & Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Nominating & Governance Committee also believes that it is appropriate for certain key members of the Company's management to serve as Directors.
The Nominating & Governance Committee identifies nominees by first evaluating the current members of the Board of Directors who are willing to continue in service. Current members of the Board with skills and experience that are relevant to the

Company's business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating & Governance Committee or the Board decides not to re-nominate a member for re-election, the Nominating & Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating & Governance Committee and Board of Directors are polled for suggestions as to individuals meeting the criteria of the Nominating & Governance Committee. Research may also be performed to identify qualified individuals.
In consideration of the growth of the Company and the expanded international scope of the Company, it is anticipated the Company will strive to increase the diversity on the Board of Directors in the future. The Company retained Diversified Search during the 2016 fiscal year to facilitate a succession plan analysis by the Board of Directors and to assist in identifying and evaluating high-quality and compatible potential nominees to the Board of Directors.
Shareholder Communications with Non-Management Members of the Board
The Company has adopted a formal process for shareholder communications with the independent members of the Board. The policy, which is available on the Company's website, www.intlfcstone.com, is as follows:
Interested parties are invited to communicate with the non-management members of the Board by sending correspondence to the non-management members of the Board of Directors, c/o Corporate Secretary, INTL FCStone Inc., 1251 NW Briarcliff Parkway, Suite 800, Kansas City, Missouri 64116 or via e-mail to board@intlfcstone.com.
The Corporate Secretary will review all such correspondence and forward to the non-management members of the Board a summary of all such correspondence received during the prior month and copies of all such correspondence that deals with the functions of the Board or committees thereof or that otherwise is determined to require attention of the non-management Directors. Non-management Directors may at any time review the log of all correspondence received by the Company that is addressed to the non-management members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee.
Board Leadership
A substantial majority of the members of the Board of Directors (seven of nine) are independent Directors. If his nomination receives the requisite number of votes at the 2018 Annual Shareholders' Meeting, Steven Kass, as the Board's tenth Director, would be an independent Director. The four Board committees - Audit, Nominating and Governance, Compensation and Risk - are comprised solely of and chaired by independent Directors; and at each regularly scheduled Board meeting, the non-management Directors meet in executive session without management Directors. The position of Chairman of the Board is separated from Chief Executive Officer, and the Chairman of the Board position is held by an independent Director.
Board's Role of Risk Oversight
The Risk Committee meets at least quarterly to oversee the Company's risk management processes. This includes working with management to determine and assess the Company's philosophy and strategy towards risk management and mitigation. Management is responsible for the day-to-day management of risk under the direction of the Chief Risk Officer and the Risk department. Management and the Chief Risk Officer reports regularly to the Risk Committee on current and emerging risks and the Company's approach to avoiding and mitigating risk exposure. The Risk Committee reviews the Company's most significant risks and whether management, including the Risk department of the Company, is responding consistently within the Company's overall risk management and mitigation strategy.
The Compensation Committee of the Board monitors the compensation programs of the Company, including reviewing the relationship between the Company's risk management policies and practices and compensation arrangements. Credit losses and trading losses are considered in the calculation of variable compensation of executives and Company revenue producers, and negative balances in one period are carried forward to succeeding periods in the calculation of bonuses for revenue producers. The Company periodically changes or adapts its compensation policies to address the specific risk profile of each business unit.
The Audit Committee of the Board oversees the Internal Audit department of the Company, including that department's review of the business continuity, disaster recovery, data privacy and cybersecurity efforts of the Company and its subsidiaries. The Board also receives reports from the Company's information technology department on business continuity, disaster recovery, data privacy and cybersecurity efforts.
Board and Committee Evaluation
The Nominating & Governance Committee annually reviews and evaluates the performance of the Board of Directors. The Committee surveys all Board members on multiple subject areas, and the survey results are used to evaluate the Board's contribution as a whole and its effectiveness with respect to particular subject areas. Particular attention is given to subject areas which the Committee or Board believes for any reason warrant further attention. The purpose of the review is to increase the effectiveness of the Board, and the results are reviewed with the full Board.
In addition, each committee conducts an annual self-evaluation through the use of a survey completed by the members of each committee. The committee self-evaluations review whether and how well each committee has performed the responsibilities in its charter, whether there are sufficient meetings covering the necessary topics, whether the meeting materials are effective, and other matters. As with the Board evaluation, particular attention is given to subject areas which the particular committee or Board believes for any reason warrant further attention.
Director Education
Continuing director education is provided in conjunction with regular Board meetings and focuses on topics necessary to enable the Board to effectively evaluate issues before the Board. The education takes the form of management and key staff presentations covering timely subjects and topics, along with in-depth reviews of key business units and geographic regions serviced by the Company and its subsidiaries.
Director Financial Interest in the Company
The Nominating & Governance Committee Charter establishes the responsibility of the Committee to administer and monitor a policy that Directors shall at all times have a financial interest in Company stock by owning vested Company stock at least equal in value to 10% of their most recent year's Director's compensation as at the first anniversary of their appointment, 20% as at the second anniversary and 30% as at the third anniversary, such 30% level to be maintained thereafter.

BOARD MEMBER INDEPENDENCE
The Board of Directors annually determines the independence of Directors based upon a review conducted by the Nominating & Governance Committee and the Board. No Director is considered independent if he or she is an executive officer or employee of the Company or has a relationship which, in the opinion of the Company's Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.
The Board of Directors has determined that, in its judgment as of the date of this Proxy Statement, each of the Company's Directors, other than Sean O'Connor and Scott Branch, is an independent Director within the meaning of Rule 5600 of the NASDAQ Stock Exchange. Accordingly, all of the members of the Audit, Compensation, Risk and Nominating & Governance Committees are independent within the meaning of NASDAQ Rule 5600.

EXECUTIVE COMPENSATION -
COMPENSATION DISCUSSION AND ANALYSIS
This section contains a discussion of the Company's executive compensation program, including the objectives of the program, the policies underlying the program, the types of compensation provided by the program, and how the Company determined the compensation paid to each named executive officer.
Background
The Company's Compensation Committee has primary responsibility for the design and implementation of the Company's executive compensation program. The Committee directly determines the compensation for the Company's principal executive officers. The Committee receives recommendations from the Chief Executive Officer regarding the compensation of the President, the Chief Financial Officer, certain executive officers of the Company, certain executive officers of major subsidiaries, and supervises and reviews the compensation for the Company's other executive officers. The salaries for those officers are currently determined by one or more of the Company's principal executive officers.
The Compensation Committee has considered the results of the most recent shareholder advisory vote on executive compensation required by Section 14A of the Exchange Act in determining the Company's compensation policies and decisions. In this regard, at the Company's 2017 annual meeting, the shareholders voted on a non-binding resolution to approve the compensation awarded by the Company to the Company's named executive officers ("say-on-pay") as described in the Compensation Discussion & Analysis ("CD&A"), tabular disclosures, and other narrative executive compensation disclosures in the proxy statement for the 2017 annual meeting. At the 2017 annual meeting, approximately 99% of the votes on the say-on-pay proposal were voted in favor of the proposal. Furthermore, at the 2016 annual meeting, approximately 98% of the votes on the

2016 Executive Performance Plan proposal were voted in favor of the proposal, and approximately 98% of the votes on the 2016 Long-Term Performance Incentive Plan proposal were voted in favor of the proposal. Based upon these results, the Compensation Committee has concluded that the Company's shareholders generally support the principal elements of the compensation program adopted by the Compensation Committee. The Committee has relied in part on that conclusion in continuing the principal elements of the compensation program in 2017.
At the 2017 annual meeting, the shareholders voted on a non-binding resolution to determine whether the advisory shareholder vote on say-on-pay should occur every one, two or three years ("say-on-frequency"). Approximately 59% of the votes on the say-on-frequency proposal voted in favor of a vote every year. Based upon the results of the say-on-frequency vote, the Board determined to hold the say-on-pay vote annually.
At the 2017 annual meeting, the shareholders also voted on the Company's 2017 Restricted Stock Plan. Approximately 93% of the votes on the Restricted Stock Plan proposal voted in favor of the Plan.
For the 2017 fiscal year, the five named executive officers were Sean M. O'Connor, who served as the Chief Executive Officer and President, William J. Dunaway, who served as the Chief Financial Officer, Philip Smith, Chief Executive Officer of INTL FCStone Ltd, Xuong Nguyen, who served as Chief Operating Officer of the Company, and Charles Lyon, Executive Vice President of INTL FCStone Financial Inc.
The Company designed its executive compensation program to reflect its vital need to attract and retain executives with specific skills and experience in the various businesses operated by the Company. In this regard, the success of these businesses is directly dependent on the ability of the Company's executives to generate operating income with an appropriate level of risk. The Company competes with larger and better capitalized companies for individuals with the required skills and experience. As a result, the Company must have a compensation program which provides its executives with a competitive level of compensation relative to the compensation available from the Company's competitors.
The Company also designed its executive compensation program to reward executives based on their contribution to the Company's success. The Compensation Committee believes that a compensation program which relies heavily on performance-based compensation will both maximize the efforts of the Company's executives and align the interests of executives with those of shareholders. This form of compensation also allows the Company to compete for talented individuals since it is common in the financial services industry.
During the 2015 fiscal year, the Compensation Committee retained the services of McLagan, a compensation consulting firm, to advise the Committee on compensation levels of the Company’s executive employees in relation to competitors in the financial industry; and to advise on adjustments to executive compensation packages with a view to including a long-term retention feature. McLagan confirmed the Committee’s evaluation that the Company’s executive compensation was modest in the financial industry, and while adequate in providing for base compensation and bonuses based upon the Company’s performance, the program lacked a long-term component. The Committee determined that adding a long-term component will assist the Company in attracting and retaining senior executives, along with benefitting the shareholders of the Company by focusing the senior executives on the long-term performance of the Company. To that end, McLagan assisted the Committee during the 2016 fiscal year in updating the Company’s executive performance plan and in developing a long-term incentive plan. As noted above, the INTL FCStone Inc. 2016 Executive Performance Plan and the INTL FCStone Inc. 2016 Long-Term Performance Incentive Plan were approved by the shareholders at the 2016 Annual Meeting. McLagan and its affiliates did not provide any other services to the Company or its affiliates during the 2017 fiscal year.
Objectives of the Company's Executive Compensation Program
The Company's executive compensation program is designed to meet three principal objectives:
•to provide competitive levels of compensation to attract and retain talented executives,
•to provide compensation which reflects the contribution made by each executive to the Company's success, and
•to encourage long-term service to the Company by awarding equity-based compensation.
Attract and Retain Talented Employees
The Company's success depends on the leadership of senior executives and the skills and experience of its other executives. In order to attract and retain highly capable individuals, the Company needs to ensure that the Company's compensation program provides competitive levels of compensation. Therefore, the Compensation Committee seeks to provide executives with compensation that is similar to the compensation paid by other financial services firms.
Provide Compensation Based on Performance

The Company believes that its continued success requires it to reward individuals based upon their contribution to the Company's success. Accordingly, a substantial portion of each executive's compensation is in the form of bonuses, which are based on both objective and subjective criteria.
Encourage Long-Term Service through Equity Awards
The Company seeks to encourage long-term service by making equity awards to the Company's executives. In the case of the principal executive officers, the Compensation Committee has elected to award a portion of the executive's bonus in the form of restricted stock. In the case of other executives, the Compensation Committee offers the executives the right to receive a portion of their bonuses in the form of restricted stock.
What the Executive Compensation Program is Designed to Reward
By linking compensation opportunities to performance of the Company as a whole, the Company believes the Company's compensation program encourages and rewards:
•efforts by each executive to enhance firm-wide productivity and profitability
•entrepreneurial behavior by each executive to maximize long-term equity value in the interest of all shareholders
Clawback Policy
The Board of Directors of the Company has adopted an executive compensation clawback policy which is administered by the Company's Compensation Committee.
Elements of Compensation
The Company's executive compensation program provides for the following elements of compensation:
•base salary
•bonus under an established bonus plan with objective criteria
•a long-term performance incentive plan
•discretionary bonus based on subjective criteria
•health insurance and similar benefits
Base Salary
The Company pays each executive officer an annual base salary to provide the executive with a predictable level of income and enable the executive to meet living expenses and financial commitments. The Compensation Committee views base salary as a way to provide a non-performance-based element of compensation that is certain and predictable. The Compensation Committee believes the base salaries paid to the Company's executive officers in 2017 were modest compared to other financial service firms.
The annual base salary for Sean M. O'Connor in 2017 was $500,000. The annual base salary for William J. Dunaway in 2017 was $300,000. The annual base salaries for Philip Smith, Xuong Nguyen and Charles Lyon in 2017 were $325,000.
Executive Performance Plan
The Company adopted the current Executive Performance Plan (the “EPP”) in 2017 to provide bonuses to designated executives based upon objective criteria. The plan's structure satisfies the requirements for performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code so that the compensation is deductible for federal income tax purposes. The EPP permits awards to be paid in cash, restricted stock or a combination of both.
The Company utilizes the EPP to reward the Company's five principal executive officers and three executive officers of wholly-owned subsidiaries. Bonuses paid under the EPP are objective and are based on criteria established by the Company in advance. The Compensation Committee's goal is to utilize bonuses under the EPP as the Company's principal tool for encouraging executives to maximize productivity and profitability. Awards under the plan provide executives with an incentive to focus on aspects of the Company's performance that the Compensation Committee believes are key to the Company's success.
The Compensation Committee administers the EPP and has responsibility for designations of eligible participants and establishing specific “performance targets” for each participant in the plan. The performance targets may be based on one or more of the following business criteria, or on any combination of these criteria:
•increase in share price

•adjusted return on equity
•control of fixed costs
•control of variable costs
•adjusted EBITDA growth
For the 2017 fiscal year, Adjusted Return on Equity was the only performance target established and used by the Compensation Committee.
The targets must be established while the performance relative to the target remains substantially uncertain within the meaning of Section 162(m).
With respect to adjusted return on equity and adjusted EBITDA growth, the plan generally requires that adjustments be made to return on equity or EBITDA, as the case may be, when determining whether the applicable performance targets have been met, so as to eliminate, in whole or in part, in any manner specified by the Committee at the time the performance targets are established, the gain, loss, income and/or expense resulting from the following items:

•	changes in accounting principles that become effective during the performance period;

•	extraordinary, unusual or infrequently occurring events reported in the Company's public filings, excluding early extinguishment of debt; and

•	the disposal of a business, in whole or in part.
The Committee may, however, provide at the time the performance targets are established that one or more of these adjustments will not be made as to a specific award or awards.
In addition, the Committee may determine at the time the goals are established that other adjustments will be made under the selected business criteria and applicable performance targets to take into account, in whole or in part, in any manner specified by the Committee, any one or more of the following:
•gain or loss from all or certain claims and/or litigation and insurance recoveries;
•the impact of impairment of tangible or intangible assets;
•restructuring activities reported in the Company's public filings; and
•the impact of investments or acquisitions.
Each of these adjustments may relate to the Company as a whole or any part of the Company's business or operations, as determined by the Committee when it establishes the performance targets. The Committee determines the adjustments in accordance with generally accepted accounting principles, unless the Committee designates another objective method of measurement. Finally, adjustments will be made as necessary to any business criteria related to the Company's stock to reflect changes in corporate capitalization, such as stock splits and certain reorganizations.
Concurrently with the selection of performance targets, the Committee must establish an objective formula or standard for calculating the maximum bonus payable to each participating executive officer. Under the plan, the maximum bonus for each fiscal year may not exceed $5,000,000 for any executive.
Over the five-year term of the plan, the maximum per participant amounts are thus $25,000,000 for each executive. Notwithstanding this overall maximum, the Committee has sole discretion to determine, pursuant to its “negative discretion,” whether to actually pay any of or the entire maximum permissible bonus or to defer payment or vesting of any bonus, subject in each case to the plan's terms and any other written commitment authorized by the Committee. The Committee may also exercise its negative discretion by establishing additional conditions and terms of payment of bonuses, including the achievement of other financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate. Although the Committee may waive these additional conditions and terms, it may not waive the basic performance target as to the business criterion chosen for any particular period.
Bonuses will be paid in either cash or a combination of cash and restricted stock on a basis to be established by the Committee. The specific proportion of bonus to be received in the form of restricted stock is subject to amendment by the Committee from time to time. The proportions utilized for the 2017 fiscal year were as follows:

•	amounts from 0 - $200,000: 15%

•	amounts from $200,000 - $400,000: 20%

•	amounts from $400,000 - $600,000: 25%

•	amounts above $600,000: 30%
In general, restricted stock is a grant of stock that is subject to forfeiture if specified vesting requirements are not satisfied. The current vesting requirements are set forth in the following paragraph.

If any portion of a bonus is payable in the form of restricted stock, then the restricted stock will be issued to the executive at a discount of 25% to the market value of the Company's common stock (determined as of the date that is 75 days following the end of the applicable performance period, or, if the committee has not determined the bonus by this date, 15 days after the amount of the bonus is determined and certified by the Committee). These shares of restricted stock will vest at the rate of one-third per year on each of the first, second and third anniversaries of the award, all as specified with greater particularity in an award agreement to be entered into in accordance with the Company's Restricted Stock Plan. In its discretion, the Committee may waive these provisions and elect to pay 100% of any bonus payable under the plan, regardless of amount, entirely in cash (for example, in the case of a participant who already holds a substantial number of shares). Likewise, in its discretion, the Committee may alter the vesting period or reduce the discount applicable to any restricted stock award.
In the event sufficient shares are not available pursuant to the Restricted Stock Plan, then the entire bonus will be payable in cash.
The performance plan may from time to time be amended, suspended or terminated, in whole or in part, by the Board of Directors or the Committee, but no amendment will be effective without Board and/or shareholder approval if such approval is required to satisfy the requirements of Section 162(m).
Application of Executive Performance Plan in 2017
For 2017, the Compensation Committee selected Sean M. O'Connor and William J. Dunaway to be participants in the Executive Performance Plan. Six additional executives, including Philip Smith, Chief Executive Officer of subsidiary INTL FCStone Ltd, Xuong Nguyen, Chief Operating Officer of the Company, and Charles Lyon, Executive Vice President of subsidiary INTL FCStone Financial Inc., are also participants in the Executive Performance Plan. The potential bonuses for the participants was based on the adjusted return on equity. No bonus was to be earned under the Plan unless the adjusted return on equity for 2017 was at least 6.0%.
The potential bonus for Mr. O'Connor based on this performance target is set forth in the following table. The potential bonuses for Messrs. Dunaway, Smith, Nguyen and Lyon were a pro-rata portion of these amounts, based upon targets established by the Compensation Committee.

Executive Performance Plan - Fiscal 2017
Performance Target
Adjusted Return on Equity Target	Target Bonus
Less than 6.0%	None
6%	$450,000
For every additional 10 b.p., add	$8,750
8%	$625,000
For every additional 10 b.p., add	$13,750
10%	$900,000
For every additional 10 b.p., add	$18,000
12.5%	$1,350,000
For every additional 10 b.p., add	$20,000
15%	$1,850,000
For every additional 10 b.p., add	$22,000
17.5%	$2,400,000
For every additional 10 b.p., add	$24,000
20%	$3,000,000
For every additional 10 b.p., add	$39,000
Bonuses Earned under Executive Performance Plan for 2017
The Company's adjusted return on equity during the 2017 fiscal year did not exceed the minimum threshold established by the Compensation Committee and the Board Directors. As a result, no bonuses were awarded under the EPP to the five participating executive officers and other participating executives.
Long-Term Performance Incentive Plan
The Board of Directors and the Compensation Committee approved a long-term performance incentive plan (“LTIP”) for executive officers and other key employees or officers who are, or in the opinion of the Compensation Committee may become, executive officers. The LTIP was presented to and approved by the shareholders at the 2016 Annual Meeting.
The purpose of the LTIP is to promote the interests of the Company by enabling the Company to provide participating executives with appropriate incentives to encourage them to continue in the employment of the Company and to promote the Company’s long-term growth, stability and profitability. It is intended that the LTIP will assist the Company in balancing risk and financial results in a manner that does not encourage participating executives to expose the Company to imprudent risks. Furthermore, since the LTIP has longer-term performance periods with payouts linked to future performance in certain key business criteria, the Compensation Committee views the LTIP separately from annual compensation to the participating executives.
The LTIP is also structured to promote the interests of the Company by providing performance incentives in a manner that preserves, for tax purposes, the Company's ability to deduct that compensation. The LTIP is structured to satisfy the requirements for performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code and related IRS regulations. Section 162(m) requires that the certain material terms of the LTIP, including the eligibility, business criteria and maximum amounts payable, be approved by the Company's shareholders. The LTIP establishes that awards are to be paid in cash.
The Compensation Committee will administer the LTIP and is charged with the discretion and responsibility for designating eligible participants and establishing specific "performance measures" for each participant in the LTIP. The performance measures may be based on one or more of the following business criteria, or on any combination thereof, on a consolidated basis:

•	return on equity

•	EBITDA growth

•	return on common equity

•	total shareholder return

•	market price of the Company’s common stock or the market price, face amount or discounted value of other debt or equity securities

•	book value per share

•	tangible book value per share

•	earnings per share

•	net income

•	pre-tax operating income

•	net revenues

•	pre-tax earnings

•	debt -to-equity ratio
The measures must be established while the performance relative to the measure remains substantially uncertain within the meaning of Section 162(m). The performance periods are expected typically to be five fiscal years, but may be a longer or shorter period of time.
The amounts to be paid under the LTIP may vary based on, be indexed to, or be conditioned all or in part on, the satisfaction of one or more of the performance measures, which performance measures may relate to such measures or combination of measures of individual performance and/or the Company’s performance (including, without limitation, any divisional, business unit or other performance) as the Compensation Committee deems appropriate at the time the performance measures are established. The performance measures may be absolute or relative, and may include, without limitation, risk-based adjustments or adjustments for items that are unusual in nature or infrequent in occurrence. The adjustments as determined by the Compensation Committee are to be determined in accordance with generally accepted accounting principles, unless another objective method of measurement is designated by the Compensation Committee.
Concurrently with the selection of performance measures, the Compensation Committee must establish an objective formula or standard for calculating the amount payable to each participating executive officer, including the calculation of a maximum amount. In any fiscal year, the maximum amount payable under the LTIP, together with the maximum bonus payable in such fiscal year, may not exceed the amount stated as the “Maximum Individual Bonus” under the INTL FCStone Inc. 2016 Executive Performance Plan.
The Compensation Committee has made awards to participating executive officers, effective October 1, 2015, equal to 100% of their respective base salaries, with an award period of five fiscal years and a payout amount at the end of the award period that is dependent on an annual interest factor and the Company's average return on Equity ("ROE") over the award period.
The LTIP awards are calculated in three steps, as follows:

•
Step 1: The Compensation Committee determines the LTIP award’s initial notional value based upon the participating executive’s roles and responsibilities in the Company’s performance and the executive’s ability to impact future performance.

•
Step 2: On an annual basis, the LTIP award’s notional value is increased by an earnings factor (“Interest”) equal to the higher of (a) the Company’s effective borrowing rate for a given year, or (b) the Company’s return on equity (“ROE”), provided that if the amount determined under (a) or (b) is determined to be a percentage that is below 3%, then the Interest shall be 3%, and provided further that if the amount determined under (a) or (b) is determined to be a percentage that is above 15%, then the Interest shall be 15%.

•
Step 3: The LTIP award will be either increased or decreased by a Performance Adjustment factor. The amount of increase or decrease, if any, in the award due to the Performance Adjustment will be equal to the total amount of the Award at expiration of a predetermined award period, including all accrued Interest, multiplied by a percentage tied, for the currently proposed award, to the average ROE over the award period, as established within the following table:

Average ROE† p.a. over Award Period	% Payout of Award plus Interest
0%*	0%
1%*	25%
2%*	45%
3%*	60%
4%*	70%
5% to 10%	75 to 100%, ratably
10% to 15%	100% to 125%, ratably

† For the purposes of calculating average ROE, a negative ROE in any year shall be considered to be zero.
* Percentage payout of Award plus Interest to be ratable per percentage ROE.
The Compensation Committee has the discretion each year, for every new award, to change the award amount, the award period and the performance measure or measures on which the performance adjustment is based. For the 2017 fiscal year, the Compensation Committee has determined not to make any additional changes to the LTIP.
The Committee also has the discretion, under the LTIP, to offer participating executives the right to make a voluntary irrevocable election to defer a portion of their annual base salary or bonus, in return for an opportunity to earn a performance-based interest accrual on the deferred amount. Generally, this voluntary election, if offered, must be submitted during an enrollment period in August or September of the preceding year and cannot be changed after September 30 of that preceding year. Any deferred compensation will be increased annually by the earnings factor (“Interest”) as described within Step 2 above.
The LTIP may from time to time be amended, suspended or terminated, in whole or in part, by the Board of Directors or the Committee, but no amendment will be effective without Board and/or shareholder approval if such approval is required to satisfy the requirements of Section 162(m).
The compensation award based upon the LTIP is included within the Summary Compensation Table.
Discretionary Bonuses
The Company may award discretionary bonuses to its executives based on a subjective evaluation of the executive's performance and the overall performance of the Company. Such awards are independent of the Executive Performance Plan.
In 2017, the Compensation Committee did not award discretionary bonuses to the eight executive officers covered under the EPP.
Other Benefits
The Company provides medical, life insurance, disability, 401(k), pension and other similar benefits to executives and other employees. The Company intends these benefits to be generally competitive to help in the Company's efforts to recruit and retain talented executives. The Company's executives participate in these benefit programs on the same basis as all of the Company's other employees.
Additional Incentive Compensation
In December 2011, the Compensation Committee elected to award additional incentive compensation to certain executive officers, including the five named executive officers. The Committee made these awards in conjunction with its annual review of the compensation program for the Company's executive officers. During this review, the Committee noted that the Company had not granted stock options or similar long-term incentive compensation to the senior executives since 2008. The Committee determined that the Company should periodically make such awards to the senior executive officers to provide them with incentives based upon the long-term success of the Company. The awards consisted of stock options. No subsequent option awards have been made to the named executive officers.
Summary Compensation Table
The following table sets forth information concerning the compensation of the Company's (a) Principal Executive Officer, (b) Principal Financial Officer, and (c) the other three most highly compensated executive officers as specified by SEC rules (the “named executive officers”) for the 2017, 2016 and 2015 fiscal years.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Sean M. O'Connor Director, Chief Executive Officer and President	2017	500,000	—	516,012	—	103,992	26,297	1,146,301
	2016	500,000	—	702,479	—	1,295,560	23,320	2,521,359
	2015	400,000	—	240,002	—	1,429,312	11,250	2,080,564

William J. Dunaway Chief Financial Officer	2017	300,000	—	218,002	—	62,395	11,250	591,647
	2016	300,000	—	311,232	—	697,036	12,187	1,320,455
	2015	275,000	—	93,342	—	744,656	10,937	1,123,935

Philip Smith Chief Executive Officer of INTL FCStone Ltd	2017	295,652	—	277,622	—	67,595	29,565	670,434
	2016	300,254	—	389,508	—	810,964	30,025	1,530,751
	2015	324,105	—	152,002	—	881,587	32,410	1,390,104

Xuong Nguyen Chief Operating Officer	2017	325,000	—	247,834	—	67,595	11,250	651,679
	2016	325,000	—	389,508	—	758,814	11,250	1,484,572
	2015	325,000	—	93,342	—	881,587	11,250	1,311,179

Charles Lyon Executive Vice President of INTL FCStone Financial Inc.	2017	325,000	—	277,622	—	67,595	11,250	681,467
	2016	—	—	—	—	—	—	—
	2015	—	—	—	—	—	—	—
(1)    This column reflects discretionary cash bonuses awarded to the executive officers for services rendered in each fiscal year, and paid in the following fiscal year. No discretionary cash bonuses were awarded during fiscal years 2015 - 2017.
(2)    Stock awards in this column are reported at the aggregate grant date fair value in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Assumptions used in the calculation of these amounts are included in Note 14 in the Company's consolidated financial statements for the fiscal year ended September 30, 2017, as set forth in the Company's Form 10-K for the 2017 fiscal year.
(3)    No options awarded.
    (4)    The amounts in this column reflect (i) cash bonuses earned by each executive officer in each fiscal year under the Executive Performance Plan , which in each case were paid in the following fiscal year, (ii) in fiscal year 2017, with respect to Messrs. O'Connor, Dunaway, Smith, Nguyen and Lyon, amounts earned under the LTIP of $103,992, $62,395, $67,595, $67,595 and $67,595, respectively, and (iii) in fiscal year 2016, with respect to Messrs. O'Connor, Dunaway, Smith and Nguyen, amounts earned under the LTIP of $192,560, $115,536, $125,164 and $125,164, respectively, which in each case will be paid subsequent to the end of the award period as described in the section entitled “Long-Term Performance Incentive Plan” above.
(5)    The amounts in this column represent (i) for Mr. O'Connor, the incremental cost of his personal use of the Company's airplane, and (ii) the dollar amount of matching contributions made by the Company. In the case of Messrs. O'Connor, Dunaway and Nguyen, the amounts represent matching contributions under the Company's 401(k) plan in fiscal years 2017, 2016 and 2015, and in the case of Mr. Lyon, the amount represent matching contributions under the Company's 401(k) plan in fiscal year 2017. In the case of Mr. Smith, the amount represents contributions into his U.K. pension plan. The variation between fiscal year matching contributions and calendar year contribution limits is due to contributions made during a fiscal year's first quarter which act as a contribution catch-up for the corresponding calendar year.
Grants of Plan Based Awards - 2017
The following table sets forth information on plan based awards granted in the 2017 fiscal year to each of the Company's named executive officers. There can be no assurance that the amounts disclosed below will ever be realized. The amount of these equity awards that were granted, and the amount of the non-equity awards that were earned in 2017, are shown in the Summary Compensation Table on page 21.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		All other Stock Awards:	All Other Option Awards:
								Number of Shares of Stock or Units(#)(2)	Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Type of Award	Grant Date	Approval Date	Target ($)	Maximum ($) (1)	Target Units(#)	Maximum Units (#)
Sean M. O'Connor	EPP	12/14/2016	12/8/2016		5,000,000			11,693			516,012
	LTIP
William J. Dunaway	EPP	12/14/2016	12/8/2016		5,000,000			4,940			218,002
	LTIP
Philip Smith	EPP	12/14/2016	12/8/2016		5,000,000			6,291			277,622
	LTIP
Xuong Nguyen	EPP	12/14/2016	12/8/2016		5,000,000			5,616			247,834
	LTIP
Charles Lyon	EPP	12/14/2016	12/8/2016		5,000,000			6,291			277,622
	LTIP
(1)    The information in this column sets forth the maximum amount that could have been paid to each named executive officer under the Company's Executive Performance and Long-Term Performance Incentive Plans for the year ended September 30, 2017. The potential payment under the plan for each named executive officer ranged from none to the maximum amount specified in the table, depending upon the achievement of the performance criteria for 2017. These criteria are described in the sections entitled “Application of Executive Performance Plan in 2017” and “Long-Term Performance Incentive Plan” above. In any fiscal year, the maximum aggregate amount payable under the EPP and LTIP may not exceed the amount stated as the “Maximum Individual Bonus” under the INTL FCStone Inc. 2017 Executive Performance Plan.
(2)    The information in this column consists of restricted shares issued in fiscal year 2017 under the Executive Performance Plan and under the Company's Restricted Stock Plan with respect to services rendered in fiscal year 2016.

Outstanding Equity Awards at Fiscal Year-End - 2017
The following table sets forth all outstanding equity awards held by the named executive officers as of September 30, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (5)
Sean M. O'Connor	40,000	160,000	25.91	12/16/2021	15,390	(1)	598,979
					11032	(3)	429,365
					3897	(4)	151,671

William J. Dunaway	16,000	64,000	25.91	12/16/2021	6502	(1)	253,058
					4808	(3)	187,127
					1646	(4)	64,062

Philip Smith	16,000	64,000	25.91	12/16/2021	8812	(1)	342,963
					6053	(3)	235,583
					2097	(4)	81,615

Xuong Nguyen	16,000	64,000	25.91	12/16/2021	7522	(1)	292,756
					5828	(3)	226,826
					1872	(4)	72,858

Charles Lyon	—	—	—		5462	(1)	212,581
					989	(2)	38,492
					5462	(3)	212,581
					2097	(4)	81,615
(1)    These shares vested on December 14, 2017.
(2)    These shares vest on January 30, 2018.
(3)    These shares vest on December 14, 2018.
(4)    These shares vest on December 14, 2019.
(5)    Based on the closing price of the Company's common stock on September 30, 2017.
Options Exercised and Stock Vested - 2017 Fiscal Year
The following table sets forth the number of shares of common stock acquired during 2017 by each named executive officer upon the exercise of options or through the vesting of restricted stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sean M. O'Connor	—	—	13,549	$590,872
William J. Dunaway	—	—	5,679	$247,661
Philip Smith	—	—	8,015	$349,534
Xuong Nguyen	—	—	6,474	$282,331
Charles Lyon	—	—	4,354	$183,360
Pension Plans
On September 30, 2009, the Company assumed the FCStone qualified noncontributory defined benefit pension plan in connection with the acquisition of FCStone. The plan was frozen to new employees prior to the acquisition. Additionally, prior to the acquisition, the plan was amended to freeze all future benefit accruals, and accordingly no additional benefits accrue for active participants under the plan. The Company's funding policy as it relates to this plan is to fund amounts that are intended to provide for benefits attributed to service to date. Mr. Dunaway is the only named executive officer who is a participant in the plan.
The table below shows the actuarial present value of accumulated benefits payable to Mr. Dunaway, determined using interest rate and mortality rate assumptions consistent with those used in the Company's consolidated financial statements, the number of years of service credited to Mr. Dunaway under the plan, and the payments made during the 2017 fiscal year to Mr. Dunaway.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
William J. Dunaway	Qualified noncontributory defined benefit plan	8	$87,822	$—
Nonqualified Deferred Compensation
On September 30, 2009, the Company assumed the obligations of FCStone under a mutual commitment compensation plan for Mr. Dunaway.
The following table sets forth information with respect to Mr. Dunaway concerning contributions, earnings and distributions under the former FCStone plan in the 2017 fiscal year. A final distribution was made to Mr. Dunaway in the 2017 fiscal year under the mutual commitment compensation plan and Mr. Dunaway is no longer a participant in the plan. Mr. Dunaway is the only named executive officer who participated in the plan.

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
William J. Dunaway	Mutual Commitment Compensation Plan	—	—	—	8,562	—
Employment Agreements
The Company has not entered into employment agreements with Messrs. O'Connor, Dunaway, Smith and Lyon.
Employment Agreement with Xuong Nguyen
The employment agreement for Xuong Nguyen is an at-will employment agreement and may be terminated at any time by either the Company or Mr. Nguyen.
Under the agreement, Mr. Nguyen is entitled to an annual base salary. The 2017 base salary for Mr. Nguyen was $325,000.
Under the agreement, Mr. Nguyen is entitled to an annual bonus in an amount to be determined by the Compensation Committee, in accordance with the Executive Performance Plan, and to participate in all benefit plans generally available to other senior executives.
The agreement prohibits Mr. Nguyen from soliciting any customers and employees of the Company during the 12 months immediately following any termination of his employment.
The agreement provides that Mr. Nguyen is entitled to receive severance in the event of the termination of his employment. In the event of termination for cause or voluntary resignation, he is entitled to payment for any unpaid base annual salary and benefits through the termination date. In the event of termination without cause, Mr. Nguyen is entitled to payment of his base salary for nine months after the termination date.
If Mr. Nguyen had been terminated by the Company without cause as of September 30, 2017, he would have been entitled to a termination payment in the amount of $243,750. These amounts would be payable in a lump sum.
The Company reserves the right to make additional payments to terminated employees if the Company determines that such payments are in the Company's best interests. The Company also has the right to fully vest executives in their equity awards upon retirement and in certain other termination of services circumstances.

Potential Payments upon Change of Control
Messrs. O'Connor, Dunaway, Smith, Nguyen and Lyon are not entitled to any benefits, including acceleration of equity awards, upon a change in control of the Company.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, the Compensation Committee recommended to the Board of Directors, and the Board has approved, that the Compensation Discussion and Analysis be included in the Proxy Statement.
THE COMPENSATION COMMITTEE
John M. Fowler, Chairman
Eric Parthemore
Paul Anderson
The Compensation Committee report in this proxy statement shall not be deemed incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

DIRECTOR COMPENSATION
The Board of Directors has retained the oversight of Director compensation and has not delegated that function to any of its committees. The Board periodically reviews its non-executive Director compensation to determine if any adjustments are necessary for the Company to attract and retain qualified Directors.
For the 2017 fiscal year, the Company's non-executive Directors received the following amounts:

•	$70,000 per year for service as a Director.

•	$28,000 per year for service as chairman of the Board.

•	$10,000 per year for service as chairperson of the Audit Committee.

•	$5,000 per year for service as chairperson of the Compensation Committee.

•	$5,000 per year for service as chairperson of the Nominating & Governance Committee.

•	$5,000 per year for service as chairperson of the Risk Committee.

•	A grant of $30,000 to purchase restricted stock at a 25% discount to the market value.
The compensation to be paid to the Company's non-executive Directors for the 2018 fiscal year is expected to be the same as for 2017.
No Director who serves as an employee of the Company receives compensation for services rendered as a Director.
The Company reimburses non-executive Directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee of the Board of Directors. In addition, all non-executive Directors are reimbursed for out-of-pocket expenses incurred in the performance of their services for the Company. The Company also extends coverage to Directors under the Company's directors' and officers' indemnity insurance policies.
During the 2017 fiscal year, each non-executive Director was given the option to participate in the Company's restricted stock program which operates in conjunction with the Restricted Stock Plan. Four of the non-executive Directors, Messrs. Fowler, Henze, Krehbiel and Radziwill, elected to participate fully in fiscal 2017. Participants in the Restricted Stock Plan were allowed to choose the percentage (10%, 20% or 30%) of their compensation payable to them or a fixed dollar amount to be exchanged for shares of restricted stock.
The following chart summarizes the 2017 compensation for the Company's non-executive Directors for the fiscal year ended September 30, 2017.

Name	Fees Earned or Paid in Cash	Stock Awards (1) (2)	All Other Compensation	Total
Paul G. Anderson	$70,000	$40,026	$—	$110,026
Scott J. Branch (3)	$52,500	$40,026	$319,873	$412,399
John M. Fowler	$60,000	$60,081	$—	$120,081
Edward J. Grzybowski	$75,000	$40,026	$—	$115,026
Daryl Henze	$60,000	$66,742	$—	$126,742
Bruce Krehbiel	$49,000	$68,051	$—	$117,051
Eric Parthemore	$75,000	$47,538	$—	$122,538
John Radziwill	$68,600	$79,238	$—	$147,838
(1)    The amounts in this column represent the fair value of restricted stock awards granted to each non-executive Director in fiscal 2017. Fair value is calculated using the closing price of the Company's stock on the date of grant. For additional information, refer to Note 15 to the Company's consolidated financial statements for the fiscal year ended September 30, 2017, set forth in the Company's Form 10-K for the 2017 fiscal year. These amounts reflect the Company's accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named Directors. All non-executive Directors are eligible to participate in the Company's restricted stock program which operates in conjunction with the Restricted Stock Plan. Each non-executive Director may exchange a portion of his Director's fees for shares of restricted stock valued at a discount of 25% to the fair market value on the date of grant.
(2)    As of September 30, 2017, the number of shares underlying outstanding stock options and restricted stock held by each of our non-executive Directors were as follows:

Name	Aggregate Number of Shares Underlying Outstanding Stock Options	Aggregate Number of Shares Underlying Outstanding Restricted Stock
Paul G. Anderson	—	2,226
Scott J. Branch	60,000	26,013
John M. Fowler	—	3,703
Edward J. Grzybowski	—	2,535
Daryl Henze	—	3,938
Bruce Krehbiel	—	4,042
Eric Parthemore	—	3,554
John Radziwill	—	4,739
(3)    Mr. Branch's compensation includes amounts paid in the 2017 fiscal year related to his prior service as an executive of the Company, including salary of $40,000, stock awards of $277,622 and other compensation of $2,251.
Director Financial Interest in the Company
The Compensation Committee Charter establishes the policy of the Compensation Committee that at least 30% of Director's fees, excluding additional fees for serving as a Chairperson of the Board or a Committee of the Board, shall be allocated to the purchase of restricted stock subject to a minimum vesting period of three years, with one-third of the award vesting on each of the first, second and third anniversaries of the award, and subject to the provisions as specified with greater particularity in the Company's Restricted Stock Plan and Stock Option Plan as currently applicable.
Compensation Committee Interlocks and Insider Participation
During our 2017 fiscal year, the members of the Compensation Committee were John M. Fowler (Chairman), Eric Parthemore and Paul Anderson. None of the members of our Compensation Committee is currently a company officer or employee, nor have Mr. Fowler or Mr. Parthemore ever been an officer or employee of the Company. Mr. Anderson was previously President of the Company from October 2009 to October 2012, served as a consultant to the Company during fiscal year 2013, and served as President and Chief Executive Officer of predecessor firm FCStone Group, Inc. from 1999 to October 2009. There are no Compensation Committee interlocks and no insider participation in compensation decisions that are required to be reported under the SEC's rules and regulations.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Shareholders are being asked to ratify and approve the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the 2018 fiscal year. The appointment of KPMG was made by the Audit Committee of our Board of Directors. KPMG has served as the Company's independent accounting firm since fiscal year 2010, and served as the independent accounting firm of FCStone Group, Inc. and its predecessor firm since 1980. In connection with the audit of our 2018 fiscal year consolidated financial statements, the Company entered into an engagement agreement with KPMG which sets forth the terms by which KPMG will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures. The ratification and approval by shareholders of the appointment of KPMG effectively would also be a ratification of that agreement.
Audit services provided by KPMG for our 2017 fiscal year included the audit of the consolidated financial statements of the Company and its subsidiaries and services related to our periodic filings with the SEC. The services provided by KPMG are more fully described in this proxy statement under the captions “Audit Committee Report” and “Independent Auditor Fees.”
Representatives of KPMG are expected to be present at the 2018 annual meeting (either in person or by teleconference), will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Shareholder ratification of the appointment of KPMG as the Company's independent registered public accountants is not required by the Company's bylaws or otherwise. However, the Board is submitting the appointment of KPMG to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain KPMG. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT
Audit Committee Report
The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the system of internal controls. The Company's independent registered public accountants are responsible for auditing the Company's consolidated financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.
The Audit Committee operates under a written charter approved by the Board, a copy of which may be found on the Company's website, www.intlfcstone.com. The Charter provides, among other things, that the Audit Committee has full authority to engage the independent auditor, independent advisors, and consultants.
In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and KPMG the Company's audited consolidated financial statements. The Audit Committee has reviewed and discussed with KPMG the matters required to be discussed with Auditing Standard No. 1301, "Communications with Audit Committees." This review included a discussion with management and KPMG about the quality (not merely the acceptability) of the Company's accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company's consolidated financial statements, including the disclosures relating to critical accounting policies. In addition, the Audit Committee has received from KPMG the written disclosures and letter required by the applicable requirements of the PCAOB for independent auditor communications with audit committees concerning independence, has discussed with KPMG their independence from the Company and its management, and has considered whether KPMG's provision of non-audit services to the Company is compatible with maintaining KPMG's independence.
The Audit Committee discussed with KPMG the overall scope and plans for their audits. The Audit Committee met with KPMG, with and without management present, to discuss the results of their audits, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. In addition, the Audit Committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company's consolidated financial statements and the effectiveness of the Company's systems of disclosure controls, including the clarity of the disclosures, and procedures and internal control over financial reporting. Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2017 for filing with the Securities and Exchange Commission and appointed KPMG to serve as the Company's independent registered public accounting firm for 2018.
Respectfully submitted,
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Daryl Henze (Chairman)
Bruce Krehbiel
Ed Grzybowski
The Audit Committee report in this proxy statement shall not be deemed incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
Independent Auditor Fees
KPMG, the Company's independent registered public accountants for the fiscal years ending September 30, 2017 and 2016, performed the review of each of the Company's quarterly reports for the 2017 and 2016 fiscal years and the audit of the Company's consolidated financial statements for the years ended September 30, 2017 and 2016.
The following table sets forth information regarding fees for professional services rendered by KPMG with respect to the 2017 and 2016 fiscal years.

	Fiscal Year 2017	Fiscal Year 2016
Audit Fees (1)	$3,301,220	$2,712,200
Audit Related Fees (2)	$158,500	$—
Tax Fees	$—	$—
All Other Fees	$7,355	$6,500
Total	$3,467,075	$2,718,700
(1)    Audit Fees consist of fees billed, or expected to be billed, for professional services rendered for the audit of the Company's consolidated annual financial statements and internal control over financial reporting, the review of the interim consolidated financial statements included in quarterly reports, and services normally provided in connection with statutory and regulatory filings.
(2)    Audit Related Fees consist of fees billed, or expected to be billed, for attestation services rendered to comply with certain regulatory requirements of the Company's broker-dealer subsidiary.
The Audit Committee's policy is to pre-approve all audit and non-audit services provided by the Company's independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. During the 2017 fiscal year, 100% of the audit and non-audit services were pre-approved by the Audit Committee.

PROPOSAL 3 - ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), the shareholders of the Company are entitled to vote at the annual meeting on the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this Proxy Statement. Pursuant to the Dodd-Frank Act, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Board of Directors.

Although the vote is non-binding, the Compensation Committee and the Board value the opinions of the shareholders and will consider the outcome of the vote when making future compensation decisions.
As described more fully in the Compensation Discussion and Analysis section contained in this Proxy Statement, the Company's executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive the Company’s strategic direction and achieve annual and long-term performance goals necessary to create shareholder value. The program seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base salary, bonuses under established bonus plans with objective criteria, a long-term performance incentive plan, discretionary bonuses based on subjective criteria, grants of restricted stock and stock options, health insurance and similar benefits. The bonus payments under the established bonus plan are based upon one or more of the following business criteria: change in share price, adjusted return on equity, control of fixed costs, control of variable costs, and adjusted EBITDA growth. Further indicative of the alignment between executive compensation and shareholder value is the fact that bonuses may be paid in a combination of cash and restricted stock on a basis to be established by the Compensation Committee.
After growing the Company’s capabilities and customer base in recent years through acquisitions and organic growth, the executive management team focused its energies in 2017 on upgrading and more tightly integrating the Company’s offerings, platforms, marketing strategy and customer experience, in the belief that this is necessary to achieving its goal of becoming a truly best-in-class global financial franchise. To this end, the Company now offers clearing and execution (both high-touch and electronic), expert risk management and advisory services, and market intelligence across asset classes and markets around the world.  Despite challenging market dynamics and an unexpectedly large bad debt expense, fiscal year 2017 accomplishments include, among other things, the following:

•	Record operating revenues during the fiscal year of $784 million.

•	Shareholders’ equity grew to $450 million.

•	Continued strong growth in the Global Payments segment, with segment income up 27% over the prior year.

•	Clearing and Execution Services segment income growth of 105% over the prior year.

•	Modest but encouraging growth in the Commercial Hedging segment income over the prior year.

•	The launch of PMXecute+ and Structured Products Online Calculator, online platforms to service the needs of Precious Metals and OTC customers.

The Compensation Committee also considers the total compensation of the Company's five principal executives to be generally consistent with the base salaries paid by the Company's principal competitors to their senior executive officers.
The advisory vote regarding the compensation of the named executive officers shall be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions will not be counted as either votes cast for or against the proposal.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND ACCOMPANYING COMPENSATION TABLES CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 4 - OTHER MATTERS
The Board of Directors does not know of any other matters that will be presented for consideration at the 2018 annual meeting. If any other matters are properly brought before the 2018 annual meeting, the persons appointed as proxies will vote on such matters in accordance with their best judgment.

MANAGEMENT
The following table lists certain information about the executive officers of the Company:

Name	Age	Director Since	Executive Officer Since	Position with the Company
Sean M. O'Connor	55	2002	2002	Director, Chief Executive Officer and President
William J. Dunaway	46	—	2009	Chief Financial Officer
Brian T. Sephton	60	—	2004	Chief Legal and Governance Officer
Aaron Schroeder	42	—	2012	Chief Accounting Officer
Xuong Nguyen	49	—	2014	Chief Operating Officer
Tricia Harrod	57	—	2015	Chief Risk Officer
Philip Smith	45	—	2013	Chief Executive Officer - INTL FCStone Ltd
Charles Lyon	42	—	2013	Executive Vice President - INTL FCStone Financial Inc.
Mark Maurer	40	—	2015	Chief Executive Officer - INTL FCStone Markets, LLC
The background of the Company's executive officer who also serves as a Director is set forth in Proposal 1 - Election of Directors. The backgrounds of Ms. Harrod and Messrs. Dunaway, Sephton, Schroeder, Smith, Lyon, Nguyen and Maurer are set forth below.
William J. Dunaway was appointed Chief Financial Officer of the Company on October 5, 2009 following the merger with FCStone. From January 2008 until the merger, Mr. Dunaway was the Chief Financial Officer of FCStone. Mr. Dunaway has over 23 years of industry experience with FCStone and its predecessor companies, including service as the Executive Vice President and Treasurer.
Brian T. Sephton was appointed Chief Legal and Governance Officer of the Company on October 5, 2009 following the merger with FCStone. Mr. Sephton joined the Company in December 2004 as its Executive Vice President and was appointed Chief Financial Officer effective January 1, 2005. From 1999 until 2004, Mr. Sephton served as Senior Vice President of Standard New York Securities in Miami, Florida, with responsibilities for managing the activities of an office specializing in Latin American investment banking and investment advisory businesses. Mr. Sephton qualified as both a chartered accountant and an attorney in South Africa.
Aaron Schroeder was appointed as Chief Accounting Officer in December 2014. Mr. Schroeder has been with the Company and FCStone for nearly 15 years. Mr. Schroeder has been Group Controller since November 2012, and prior to his appointment was Chief Accounting Officer, Director of Accounting, Group Controller and Assistant Treasurer of FCStone and its subsidiaries. Before coming to work for FCStone, Mr. Schroeder worked as a Senior Associate at the accounting firm, KPMG LLP.
Xuong Nguyen was appointed as Chief Operating Officer of the Company in October 2015. Prior to that he served as Executive Vice President of the FCM Division of INTL FCStone Financial Inc., a subsidiary of the Company, as well as Chief Operating Officer of additional subsidiaries of the Company. Mr. Nguyen was appointed Chief Executive Officer of FCStone, LLC, the Company's futures commission merchant which was subsequently merged into INTL FCStone Financial Inc., in February 2014 and was Chief Operating Officer of FCStone, LLC for four years prior to his appointment as CEO. Mr. Nguyen previously served as Chief Operating Officer of MFGlobal in the U.S. and served in senior management positions in operations, accounting, project management and audit at Bank of America,  JP Morgan (formerly Banc One and First Chicago), ABN Amro, and the Chicago Mercantile Exchange. Mr. Nguyen has over twenty years of experience in the derivatives, futures and options marketplace.
Tricia Harrod joined the Company in 2009, previously served as the Company's Global Head of Risk and was appointed as Chief Risk Officer in October 2015. Prior to joining the Company, Ms. Harrod spent more than 25 years in Risk Management for the energy industry, including eleven years as Head of Risk Management for GXP Energy (Aquila, Inc.) including responsibilities of Enterprise Risk Management, Middle Office, Insurance, Credit and Market Risk.
Philip A. Smith was appointed Chief Executive Officer of the Company’s Europe, Middle East and Africa operations in July 2008.  Mr. Smith joined the Company in 2004 following its acquisition of Global Currencies Ltd, a U.K. foreign exchange payments company which Mr. Smith joined in 1996 and was made a Director of in 1999. Following its acquisition in 2004 Mr. Smith became CEO of INTL Global Currencies Ltd until its consolidation into INTL FCStone Ltd in 2014. Mr. Smith is the Chief Executive Officer of INTL FCStone Ltd.
Charles Lyon serves as Executive Vice President - Head of Securities of INTL FCStone Financial Inc., formerly known as INTL FCStone Securities Inc. This entity merged with the Company's three other domestic regulated entities in July 2015, and Mr. Lyon now oversees the broker-dealer operations of the merged entity. Mr. Lyon was appointed as Chief Executive Officer of INTL FCStone Securities Inc. in December 2012 when it was operating as the Company’s U.S. broker-dealer subsidiary. Mr. Lyon was Head of Securities Trading and Sales as well as Head of Equity Capital Markets of INTL FCStone Securities Inc. from 2004 until 2012, and served various roles for predecessor companies from 1999 until 2004.

Mark Maurer was appointed Chief Executive Officer of INTL FCStone Markets, LLC, the Company’s swap-dealer subsidiary, in October 2014. Mr. Maurer joined the Company in 2010 following the acquisition of The Hanley Group, where he was the Head of Risk. Mr. Maurer's background is founded in risk management with a strong understanding of option portfolios, and he has been in the derivatives, futures and options industry for over fifteen years.
Executive Officer Financial Interest in the Company
The Nominating & Governance Committee Charter establishes the responsibility of the Committee to administer and monitor a policy that Section 16 Officers shall at all times have a financial interest in Company stock by owning vested Company stock at least equal in value to 10% of their most recent year's Officer base salary as at the first anniversary of their appointment, 20% as at the second anniversary and 30% as at the third anniversary, such 30% level to be maintained thereafter.

Code of Ethics
The Company has adopted a Code of Ethics which applies to the Company's officers, Directors and employees. A copy of the Company's Code of Ethics is available on the Company's website www.intlfcstone.com.
The Code of Ethics governs the behavior of all the Company's employees, officers and Directors, including the named executive officers. The Code of Ethics provides that no employee shall engage in any transaction involving the Company if the employee or a member of his or her immediate family has a substantial interest in the transaction or can benefit directly or indirectly from the transaction (other than through the employee's normal compensation), unless the transaction or potential benefit and the interest have been disclosed to and approved by the Company.
If one of the Company's executive officers has the opportunity to invest or otherwise participate in such a transaction, the policy requires the executive to contact the President and the Chairman of the Audit Committee. Any such transaction must be approved by the Audit Committee.
The Code of Ethics has been adopted by the Board of Directors and any exceptions to the policies set forth in the Code of Ethics must be requested in writing addressed to the Audit Committee of the Board of Directors. If an executive officer requests an exception, the request must be delivered to the Chairman of the Audit Committee and no exceptions shall be effective unless approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information concerning the beneficial ownership of the Company's common stock as of the most recent report date in the case of Institutions and Funds, or as of December 15, 2017, by:
•each person known by the Company to own more than 5% of the Company's common stock,
•each Director and nominee for Director of the Company,
•each of the Company's executive officers named in the “Summary Compensation Table”,
•additional executive officers identified within this Proxy Statement, and
•all of the Company's executive officers and Directors of the Company as a group.

Name	Number of Shares Beneficially Owned (1) (2)	Percent of Class
Institutions and Funds
BlackRock Institutional Trust Company, N.A. (3)	1,934,085	10.29%
The Vanguard Group, Inc. (4)	985,640	5.24%
Officers and Directors
Sean M. O'Connor (5) (6) (7)	1,198,873	6.35%
Scott J. Branch (8) (9) (10)	1,082,348	5.75%
John Radziwill (11) (12) (13)	879,740	4.68%
Brian T. Sephton (14)	165,737	*
Philip A. Smith (15)	163,962	*
Bruce Krehbiel (16)	96,346	*
William J. Dunaway (17)	67,308	*
John M. Fowler (18)	56,085	*
Xuong Nguyen (19)	56,048	*
Charles M. Lyon (20)	39,572	*
Paul G. Anderson (21)	26,178	*
Daryl Henze (22)	20,405	*
Eric Parthemore (23)	19,155	*
Aaron M. Schroeder (24)	11,594	*
Tricia Harrod (25)	7,007	*
Mark Maurer (26)	4,550	*
Edward J. Grzybowski (27)	4,265	*
All Directors and executive officers as a group (17 persons) (28)	3,899,173	20.48%
*Less than 1.0%
(1)    Except as otherwise noted, all shares were owned directly with sole voting and investment power.
(2)    Includes shares of common stock that can be acquired under vested stock options within 60 days from December 15, 2017 and unvested restricted shares granted through December 15, 2017.
(3)    The address of BlackRock Institutional Trust Company, N.A. is 400 Howard St., San Francisco, CA 94105.
(4)    The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(5)    The address of Sean M. O'Connor is 708 Third Avenue, 15th Floor, New York, New York 10017.
(6)    Includes 780,434 shares held by Darseaker Limited Trust.  Family members of Mr. O'Connor may become beneficiaries of the Trust.
(7)    Includes 80,000 shares that Mr. O'Connor may acquire under vested stock options and 14,929 unvested restricted shares. 168,670 of these shares were held in margin accounts as of December 15, 2017.
(8)    Scott J. Branch's address is 708 Third Avenue, 15th Floor, New York, New York 10017.
(9)    Includes 365,147 shares owned by Mr. Branch's spouse, Barbara Branch.
(10)    Includes 20,000 shares that Mr. Branch may acquire under vested stock options and 12,424 unvested restricted shares.
(11)    Includes 4,604 unvested restricted shares.
(12)    Includes 569,853 shares owned by Goldcrown Asset Management Limited. Mr. Radziwill is a Director and a beneficial owner of more than 10% of Goldcrown Asset Management Limited.
(13)    Includes 284,085 shares owned by Humble Trading Limited. Mr. Radziwill is affiliated with Humble Trading Limited but disclaims beneficial ownership of these shares. 110,172 of these shares were held in a margin account as of December 15, 2017.

(14)    Includes 32,000 shares that Mr. Sephton may acquire under vested stock options and 6,004 unvested restricted shares. 107,374 of these shares were held in a margin account as of December 15, 2017.
(15)    Includes 32,000 shares that Mr. Smith may acquire under vested stock options and 8,150 unvested restricted shares. 75,609 of these shares were held in a margin account as of December 15, 2017.
(16)    Includes 3,946 unvested restricted shares and 75,000 shares held by Kanza Cooperative Association, of which Mr. Krehbiel is manager.
(17)    Includes 32,000 shares that Mr. Dunaway may acquire under vested stock options and 6,454 unvested restricted shares.
(18)    Includes 3,562 unvested restricted shares and 1,600 shares owned by Mr. Fowler's spouse.
(19)    Includes 32,000 shares that Mr. Nguyen may acquire under vested stock options and 7,700 unvested restricted shares.
(20)    Includes 8,548 unvested restricted shares. 27,057 of these shares were held in a margin account as of December 15, 2017.
(21)    Includes 2,226 unvested restricted shares.
(22)    Includes 3,846 unvested restricted shares.
(23)    Includes 3,268 unvested restricted shares.
(24)    Includes 2,000 shares that Mr. Schroeder may acquire under vested stock options and 2,519 unvested restricted shares.
(25)    Includes 2,000 shares that Ms. Harrod may acquire under vested stock options and 1,914 unvested restricted shares.
(26)    Includes 2,397 unvested restricted shares.
(27)    Includes 2,226 unvested restricted shares.
(28)    Includes 232,000 shares issuable upon the exercise of currently vested stock options and 94,717 unvested restricted stock shares.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act requires the Company's executive officers and Directors, and persons who own more than 10% of the Company's common stock, to file reports of ownership and changes in ownership of the common stock with the Securities and Exchange Commission.
Based solely on the review of such reports, the Company is not aware of any reports with respect to transactions under Section 16(a) which were not filed on a timely basis for transactions occurring during the 2017 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Two of the Company's Directors, Bruce Krehbiel and Eric Parthemore, were executive officers of cooperatives that utilized the services of the Company during the 2017 fiscal year. Each of these Directors previously served as Directors of FCStone. The following table sets forth the amounts paid by these stockholder cooperatives for our services during the 2017 fiscal year.

Board Member	Board Member's Cooperative	Amounts Paid by Cooperative to the Company for Services

Bruce Krehbiel	Kanza Cooperative Association	$220,157

Eric Parthemore	Heritage Cooperative Inc.	$237,943
The Company's policy is that all transactions between the Company and its officers, Directors and/or five percent stockholders must be on terms that are no more favorable to those related parties than the terms provided to our other customers.

GENERAL INFORMATION
Shareholder Proposals
Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 2019 annual meeting of shareholders and that shareholders desire to have included in the Company's proxy materials relating to such meeting must be received by the Company at its corporate offices no later than September 6, 2018, which is 120 calendar days prior to the first anniversary of this year's mailing date. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.
If a shareholder wishes to present a proposal at the Company's 2019 annual meeting or to nominate one or more Directors and the proposal is not intended to be included in the Company's proxy statement relating to that meeting, the shareholder must give advance written notice to the Company by November 20, 2018, as required by SEC Rule 14a-4(c)(1).
Any shareholder filing a written notice of nomination for Director must describe various matters regarding the nominee and the shareholder, including such information as name, address, occupation and shares held. Any shareholder filing a notice to bring other business before a shareholder meeting must include in such notice, among other things, a brief description of the proposed business and the reasons for the business, and other specified matters. Copies of those requirements will be forwarded to any shareholder upon written request.
Solicitation
The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by Directors, officers or other regular employees of the Company. No additional compensation will be paid to Directors, officers or other regular employees for such services.
Availability of Form 10-K
The Company will provide the Company's Annual Report on Form 10-K for the 2017 fiscal year to shareholders, without charge, upon written request. Such requests should be submitted to INTL FCStone Inc., 1251 NW Briarcliff Parkway, Suite 800, Kansas City, Missouri 64116. Exhibits to Form 10-K will also be provided upon specific request.

John Radziwill
Chairman
January 4, 2018